EXHIBIT 10.4

REX AMERICAN RESOURCES CORPORATION

Long Term Incentive - Restricted Stock Unit Award Agreement
(Employee - Performance-Based Vesting Award)
Grant Number: “RSU_Number”

REX American Resources Corporation (the “Company”) hereby grants you, (__________) (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the REX American Resources Corporation 2015 Incentive Plan, as dated July 1, 2015 (the “Plan”) Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this Award are as follows:

Date of Grant:	_____________________ 2022
Number of Restricted Stock Units:
Performance Period:	January 1, 2022 to December 31, 2024

Vesting of Restricted Stock Units: Subject to any accelerated vesting provisions in the Plan and this Award, the Restricted Stock Units eligible to vest will vest as follows:

The number of Restricted Stock Units (if any) eligible to vest will be determined based on how the Company’s Total Shareholder Return (“TSR”) ranks in comparison to the TSRs of the companies that comprise the Russell 2000 Index (the “Index Group”) during the Performance Period. At the end of the Performance Period, the Participant will vest in the number of Restricted Stock Units as determined by the Compensation Committee, based on achievement of the TSR performance condition, provided that the Participant remains in Full-Time Employment during the Performance Period. The number of Restricted Stock Units that may vest ranges from zero percent (0%) to two hundred percent (200%) (the “Applicable Percentage”) of the Target Number of Restricted Stock Units, depending on actual performance during the Performance Period.

The Applicable Percentage will be determined as follows:

Company TSR Percentile Rank within the Index Group Applicable Percentage
At or Below 40th percentile	0%
Above 40th percentile	50%
Above 50th percentile	100%
Above 75th percentile	150%
90th percentile or higher	200%

If the Company’s TSR ranks above the 50thth percentile of the Index Group, 100% of the Target Number of Restricted Stock Units will be eligible to vest. If the TSR percentile rank achieved by the Company is at or below the 50th percentile of the Index Group, but above the 40th percentile, the Applicable Percentage will decrease by 5% for each percentile rank below the 50th percentile. If the Company’s TSR percentile rank relative to the Index Group is above the 50th percentile, but below the 75th percentile, for each percentile rank above the 50th percentile, the Applicable Percentage will increase by 2%. If the Company’s TSR percentile rank relative to the Index Group is above the 75th percentile, but below the 90th percentile, for each percentile rank above the 75th percentile, the Applicable Percentage will increase by 3.33%. If the Company’s TSR is negative during the Performance Period, the maximum number of Restricted Stock

Units that can vest is 100%, even if the Company’s TSR performs above the 60th percentile of the Index Group.

In no event shall the Applicable Percentage exceed 200%. Percentile ranks will be rounded up to the nearest whole number. The number of Restricted Stock Units eligible to vest (if any) will be rounded down to the nearest whole Share.

For purposes of the TSR calculations, the following additional rules shall apply. TSR will be calculated as change in share price as reported on the applicable exchange, including reinvestment of dividends (assuming dividend reinvestment on the ex-dividend date). The beginning and ending prices for each share (including the Company’s) will be the simple average of the daily closing prices for that share of stock during the thirty (30) trading day period: (i) immediately preceding and ending on the relevant date as reported on the applicable market; and (ii) immediately following the relevant date as reported on the applicable market. Appropriate adjustments in the TSR calculations shall be made to reflect stock dividends, splits and other transactions affecting the various shares of stock, as determined by the Compensation Committee. Companies that are added to the Russell 2000 Index after the beginning of the Performance Period and companies that cease to be publicly-traded before the end of the Performance Period shall not be considered as part of the Index Group. Companies that remain publicly-traded as of the end of the Performance Period but that cease to be part of the Russell 2000 Index will be included in the Index Group.

All determinations regarding TSR performance and the Applicable Percentage shall be made by the Compensation Committee in its sole discretion within sixty (60) days following the end of the Performance Period and all such determinations shall be final and binding on all parties.

For these purposes, “Full-Time Employment” means that the Participant is not on a Nonstatutory Leave of Absence for 180 days or more during any Fiscal Year during the Performance Period and Participant is a Full-Time Employee during the entire Performance Period.

For these purposes, “Full-Time Employee” means that Participant works in a position of employment with the Company or any Subsidiary of the Company in which Participant is regularly scheduled to work forty (40) or more hours per week or a normal full-time work week pursuant to Applicable Law.

For these purposes, “Nonstatutory Leave of Absence” means any unpaid leave of absence approved by the Company that the Company is not required to provide to Participant pursuant to Applicable Law. Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.

IMPORTANT:

The Company’s obligation to deliver Shares or cash pursuant to this Award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and the Plan, including the Tax Obligations (as defined in Appendix A).

PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

By signing below, you acknowledge and agree that:

(a) you have been able to review the Award Documents and understand that all rights and obligations with respect to this Award are set forth in such documents;

(b) you agree to all terms and conditions contained in the Award Documents, including the Tax Obligations;

(c) the Award Documents set forth the entire understanding between the Company and you regarding this Award and your right to receive a whole number of Shares (or, in the discretion of the Compensation Committee, a lump sum cash payment equal to the Fair Market Value of such Shares) thereunder, except as otherwise provided.

The provisions of this Award Agreement are hereby approved as of this ____ day of ____________________, 2022.

Participant

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS

1. Grant. The Company hereby grants to the Participant under the Plan an Award for a number of Restricted Stock Units set forth in the Long Term Incentive - Restricted Stock Unit Award Agreement, subject to all of the terms and conditions of the Restricted Stock Unit Award Agreement, including this Appendix A (collectively, the “Award Agreement”), and the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a share of Stock if it becomes vested. The Participant will have no right to settlement of any unvested Restricted Stock Units. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the provisions of Sections 4 and 6, such vested Restricted Stock Units will be settled within 10 business days following the date on which the Committee certifies in writing the Company’s TSR percentile rank relative to the Index Group, but in no event later than March 15, 2025.

3. Vesting Schedule. Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units granted under this Award Agreement will vest on the last day of the Performance Period, subject to achievement of the applicable Performance Goals specified in this Award Agreement and Participant’s Full-Time Employment for the entire Performance Period. In the event any Restricted Stock Units have not vested at the end of the Performance Period, the then-unvested Restricted Stock Units granted under this Award Agreement will thereupon be forfeited without consideration payable by the Company and the Participant will have no further rights thereunder.

4. Change in Control. If the Participant remains a Full-Time Employee until the date of a Change in Control, and the Change in Control occurs before the last day of the Performance Period, the following rules will apply:

a. If this Award is assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation in connection with a Change in Control, then the Performance Goals shall be deemed satisfied at the greater of: (i) the 150% achievement level; or (ii) the actual achievement level based on the Company’s TSR relative to the Index Group through the date of the Change in Control, and the resulting number of earned Restricted Stock Units shall vest at the end of the Performance Period, subject to Participant remaining a Full-Time Employee with the successor corporation or a parent or subsidiary of the successor corporation through the end of the Performance Period and subject to Section 6 below. Upon vesting, the Restricted Stock Units that were earned as described in the immediately preceding sentence shall be payable within 30 calendar days following the end of the Performance Period.

b. If this Award is not assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation in connection with a Change in Control, then the Performance Goals shall be deemed satisfied at the greater of: (i) the 150% achievement level; or (ii) the actual achievement level based on the Company’s TSR relative to the Index Group through the date of the Change in Control, and the resulting number of earned Restricted Stock Units shall become immediately vested and payable within 30 calendar days following the date of the Change in Control.

c. If not otherwise defined herein, Defined Terms are as set forth in Participant’s Employment Agreement of even date herewith.

5. Compensation Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee.

6. Forfeiture upon Termination of Continuous Service. Except as provided in Section 6(a), (b) and (c) below, if Participant ceases to be an Employee during the Performance Period, the unvested Restricted Stock Units will immediately terminate without any consideration payable by the Company.

a. Notwithstanding the foregoing, in the event that, prior to the end of the Performance Period (i) the Participant’s employment is terminated by the Company other than For Cause (excluding for Death or Total Disability); or (ii) the Participant resigns for Good Reason, in either case prior to a Change in Control, then the Performance Goals shall be deemed satisfied at the greater of: (x) the 100% achievement level; or (y) the actual achievement level based on the Company’s TSR relative to the Index Group through the calendar month ending immediately prior to the date of termination, and the resulting number of Restricted Stock Units shall be payable within 30 calendar days following such termination of employment.

b. Notwithstanding the foregoing, if the Participant’s Award is assumed or substituted in connection with a Change in Control, the earned but unvested Restricted Stock Units (calculated in accordance with Section 4(a) above) will become fully vested in the event that: (i) the Participant’s employment is terminated by the Company other than For Cause (including for Death or Total Disability); or (ii) the Participant resigns for Good Reason; or (iii) the Company, in its sole discretion, determines to provide for full vesting on any other termination event as mutually agreed by the Participant and the Company, and the vested Restricted Stock Units shall become payable within 30 calendar days following such termination of employment.

c. In the event Participant’s employment with the Company terminates by reason of Death or Total Disability during the Performance Period but prior to a Change in Control, then the Performance Goals shall be deemed satisfied at the 100% achievement level and the resulting number of Restricted Stock Units shall be payable within 30 calendar days following such event.

7. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3, 4, 5 or 6 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Stock. No fractional shares of Stock shall be issued to Participant and Participant shall not be entitled to consideration for any fractional shares of Stock.

8. Payments after Death or Disability. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or has incurred Total Disability, be made to the Participant’s legal representatives, heirs, legatees or distributees, as applicable. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Tax Obligations

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (1) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (2) the Participant’s and, to the extent required by the Company (or Employer), the Company’s (or Employer’s) fringe benefit tax liability, if any, associated with the grant, vesting or settlement of the Restricted Stock Units or the sale of the shares of Stock, and (3) any other Company (or Employer) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or the grant, vesting or settlement thereof or the sale of shares of Stock) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions with respect to such shares of Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.

(b) Tax Withholding. When vested Restricted Stock Units are settled, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures and subject to such restrictions as the Committee may specify from time to time, the Company and/or Employer shall withhold an amount required to be withheld for the payment of Tax Obligations, determined by using up to the maximum federal, state and, if applicable, local marginal tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Committee, in its discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (1) paying cash, (2) electing to have the Company withhold otherwise deliverable cash or shares of Stock having a Fair Market Value equal to the amount of such Tax Obligations, (3) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, (4) delivering to the Company already vested and owned shares of Stock having a Fair Market Value equal to such Tax Obligations, or (5) selling a sufficient number of such shares of Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations.

To the extent determined appropriate by the Company, in its discretion, it will have the right (but not the obligation) to satisfy, any Tax Obligations by reducing the number of shares of Stock otherwise deliverable to Participant (provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount permitted under the Plan). Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. Participant acknowledges and agrees that if Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time of the applicable taxable event, Participant will permanently forfeit such Restricted Stock Units and any right to settlement thereof and the Restricted Stock Units will be cancelled with no consideration to Participant. Without limitation on any of the foregoing rights or remedies of Company, if Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder, Company has the right, at Company’s sole discretion, to sell a sufficient number of such shares of Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations, or to withhold otherwise deliverable cash or shares of Stock having a Fair Market Value equal to the amount of such Tax Obligations.

10. Participant Bears Risks of Selling Otherwise Distributable shares of Stock to Cover Tax Obligations. If any Tax Obligations are to be satisfied by selling a sufficient number of shares of Stock otherwise deliverable to Participant, Participant hereby acknowledges and agrees that such sales will be subject to market pricing and trade execution risks, including trading delays and timing, which could result in the sale of a greater amount of shares of Stock than expected and at a lower price than expected, including in comparison to other market sales within same trading day or adjacent trading days; and that Participant bears all risks associated with such sales, including all market pricing and trade execution risks. Participant hereby agrees to save and hold the Company, all Employers, and any Parent or Subsidiary, and their respective officers, directors and employees, harmless from any and all liabilities arising from or as a consequence of any such sales. Participant agrees that Participant will be responsible for any commissions and related costs with respect to such sales.

11. Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;

(c) all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Award of Restricted Stock Units and the shares of Stock issuable thereunder, including the value of dividends, distributions and future proceeds, are not intended to replace any pension rights or compensation;

(f) the Award of Restricted Stock Units and the shares of Stock issuable thereunder, including the value of dividends, distributions and future proceeds, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and

(i) unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock issuable thereunder, including the value of dividends, distributions and future proceeds, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or affiliate of the Company.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the purpose of implementing, administering and managing Participant’s participation in the Plan

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name; home address; telephone numbers; date of birth; age; social insurance number, social security number, taxpayer identification number and/or other identification number; tax related information; salary; salary history; nationality; job title; any shares of stock or directorships held in the Company; details of all Restricted Stock Units or any other entitlement to shares of stock granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor; and benefit enrollment forms; for the purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, process, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected thereby; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative. Nothing in this Section 12 shall be understood as limiting or restricting any other rights of Company, including without limitation under any other consents given by Participant, to receive, possess, use, process, retain and transfer any Data.

13. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.

14. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT ANY VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS, VESTING IN THE AWARD OR ACQUIRING SHARES OF STOCK HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

15. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 7720 Paragon Road, Dayton OH 45459. Attn: Chief Financial Officer, or at such other address as the Company may hereafter designate in writing.

16. Award is Not Transferable. Except to the limited extent provided in Section 8, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

17. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the shares of Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares of Stock to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

19. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

20. Compensation Committee Authority. The Compensation Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Compensation Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or the Compensation Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.